Exhibit 23.3

CONSENT OF COUNCIL

I, Louis M. Smith, hereby consent to the use of my opinion dated January 12, 2007, and my name under the caption “Legal Matters” in the Form 10-SB General Form for Registration of Securities of Small Business Issuers of Wilon Resources, Inc. to be filed with the Securities and Exchange Commission.

/s/ Louis M. Smith
Louis M. Smith, Esq.

January 12, 2007